Exhibit 21.1

List of Subsidiaries

The table below is a complete list of the Company’s subsidiaries as of December 31, 2020:

Name	Principal Activities	Country

Vinci Assessoria Financeira Ltda.	Financial advisory services	Brazil
Vinci Equities Gestora de Recursos Ltda.	Equity Funds Management	Brazil
Vinci Gestora de Recursos Ltda.	Equity Funds Management	Brazil
Vinci Capital Gestora de Recursos Ltda.	Private Equity Funds Management	Brazil
Vinci Soluções de Investimentos Ltda. (former Vinci Gestão de Patrimônio Ltda.)	Funds management	Brazil
Vinci Real Estate Gestora de Recursos Ltda.	Real Estate Funds Management	Brazil
Vinci Capital Partners GP Limited	Funds General Partners	Cayman Islands
Vinci USA LLC	Offhsore Funds Management	USA
Vinci International Real Estate Ltd (*)	Offhsore Funds Management	USA
Vinci GGN Gestão de Recursos Ltda	Private Equity Funds Management	Brazil
Vinci Infraestrutura Gestora de Recursos Ltda.	Infrastructure Funds Management	Brazil
Vinci Financial Ventures (VF2) GP	Funds General Partners	USA
Vinci Capital Partners GP III Limited	Funds General Partners	Cayman Islands
Amalfi Empreendimentos e Participações Ltda.	Non-operational Company	Brazil
GGN GP LLC	Funds General Partners	USA